EXHIBIT 10.110
AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) is entered into by and between StarTek, Inc., a Delaware corporation (the “Company”) and Mr. A. Laurence Jones, a resident of Colorado (the “Executive”).
RECITALS
A. The Company and the Executive entered into that certain Employment Agreement effective as of January 5, 2007 (the “Agreement”) setting forth the terms and conditions of the Executive’s employment by the Company.
B. The parties wish to amend the Agreement.
AGREEMENT
Now, therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1. The last sentence of Section 4(e), which begins “To the extent permitted . . .,” is deleted in its entirety, and replaced by the following:
“To the extent permitted by the Company’s group health plan, Executive may at his option waive coverage for himself and his dependents under the Company’s group health plan. If Executive elects to waive coverage, then:
"(a) He may do so during the period of time permitted for his enrollment for benefits upon his being hired and/or during subsequent open enrollment periods, and
"(b) The Company will pay Executive an amount equal to the Company’s share of the costs for the coverage that he waives, less applicable taxes and withholdings, at the same time he receives his normal payments of salary.”
2. No other changes to the Agreement are made by this Amendment.
In witness whereof, Executive and the Company have executed this Amendment as of the date the last party signs below.

StarTek, Inc.

By	/s/ Albert C. Yates	6/20/07	A. L. Jones	7/09/07

	Albert C. Yates	(Date)	A. Laurence Jones	(Date)
Chairman of the Compensation
Committee of the Board of Directors